Exhibit 3.3
ARTICLES OF SHARE EXCHANGE
of
Cruisestock, Inc.
and
Brookside Technology Partners, Inc.
     Pursuant to the provisions of Article 5.04 of the Texas Business Corporation Act, the undersigned corporations adopt the following Articles of Share Exchange.
     An Agreement and Plan of Exchange has been adopted in accordance with the provisions of Article 5.03 of the Texas Business Corporation Act providing for the Share Exchange of the shares of Brookside Technology Partners, Inc. into shares of Cruisestock, Inc. The plan of Exchange is on file at the principal place of business of Cruisestock, Inc., at 5800 Airport Blvd., Austin, TX 78752. A copy of the plan of Exchange will be furnished by Cruisestock, Inc. on written request and without cost, to any shareholder of Cruisestock, Inc. or Brookside Technology Partners, Inc.
     1. The names of the corporations participating in the Share Exchange and in the States under the laws of which they are respectively organized are as follows:

Name of Corporation	State

Cruisestock, Inc.	Texas

Brookside Technology Partners, Inc.	Texas
     2. The plan of Exchange was duly approved by 100% of the shareholders of Brookside Technology Partners, Inc. Shareholder approval of the plan of Share Exchange was not required of the shareholders of Cruisestock, Inc.
     3. As to each of the undersigned corporations, the approval of whose shareholders is required, the number of shares outstanding, and, if the shares of any class or series are entitled to vote as a class, the designation and number of outstanding shares of each such class or series are as follows:

	Number of		Number of Shares
Names of	Shares	Designation	Entitled to
Corporations	Outstanding	of class	vote as a class

Brookside Technology	217,800	Common Stock	N/A
Partners, Inc.

     As to each of the undersigned corporations, the total number of shares voted for and against the plan, respectively, and, as to each class entitled to vote thereon as a class, the number of shares of each such class voted for and against the plan respectively, are as follows:

Number of Shares
	Total	Total	Entitled to Vote as a class
	Voted	Voted		Voted	Voted
Name of Corporation	For	Against	Class	For	Against
Brookside Technology	217,800	0		N/A
Partners, Inc.
     4. As to each acquiring domestic or foreign corporation in a plan of exchange, the plan and performance of its terms were duly authorized by all action required by the laws under which it was incorporated or organized and by its constituent documents.
Dated February __, 2007

CRUISESTOCK, INC.
By:
Ruth Shepley, Chief Executive Officer

BROOKSIDE TECHNOLOGY PARTNERS, INC.
By:
Michael Nole, Managing Partner

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